UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 26, 2009

SEAGATE TECHNOLOGY

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-31560	98-0355609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands	NA
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (345) 949-8066

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective February 26, 2009, Brian S. Dexheimer no longer serves as Division President of Seagate (the “Company”). Mr. Dexheimer’s responsibilities will be assumed by other managers at Seagate. Mr. Dexheimer will remain employed with Seagate through the remainder of its fiscal year to ensure a smooth transition of his responsibilities. The Company expects to enter into a separation agreement with Mr. Dexheimer. The terms of the separation agreement are still under negotiation. The Company will file a report on Form 8-K when Mr. Dexheimer’s separation agreement is finalized.

Item 8.01	Other Events.

On March 4, 2009, in connection with the measures designed to lower the Company’s cost structure described in Item 2.05 of a Current Report on Form 8-K dated January 14, 2009, the Company announced that it will terminate the employment of five senior vice-president and seventeen vice-president level employees, representing approximately 20% of Seagate positions at or above the vice-president level. These terminations will take effect beginning on May 4, 2009, and represent steps taken by the Company to realign its overall management organization and reduce costs while increasing spans of control and decreasing management layers to support the business outlook going forward.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAGATE TECHNOLOGY

Date: March 4, 2009	By:	/s/ Kenneth M. Massaroni
		Name:	Kenneth M. Massaroni
		Title:	Senior Vice President and General Counsel